Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Plan Trustees
General Communication, Inc. Qualified
      Employee Stock Purchase Plan


We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-117783) of our report dated June 2, 2006 with respect to the statements of net assets available for benefits of General Communication, Inc. Qualified Employee Stock Purchase Plan as of December 31, 2005 and 2004 and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule of assets held at end of year, which report appears in the December 31, 2005 annual report on Form 11-K of General Communication, Inc. Qualified Employee Stock Purchase Plan.



/signed/ KPMG LLP
Anchorage, Alaska
June 2, 2006